Exhibit 10.14

MIRUM PHARMACEUTICALS, INC.

STOCK OPTION GRANT NOTICE - INTERNATIONAL

(2020 INDUCEMENT PLAN)

Mirum Pharmaceuticals, Inc. (the “Company”), pursuant to its 2020 Inducement Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice, in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety, including any special terms and conditions for the Optionholder’s country set forth in the attached appendix (the “Appendix”). Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Stock Option Grant Notice and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share) (US$):
Total Exercise Price (US$):
Expiration Date:

Type of Grant:	Nonstatutory Stock Option
Exercise Schedule:	[Same as Vesting Schedule]
Vesting Schedule:	[______________, subject to Optionholder’s Continuous Service as of each such date.]
Payment:	By one or a combination of the following items (described in the Option Agreement):
☐ By cash, check, bank draft or money order payable to the Company
☐ Pursuant to a Regulation T Program if the shares are publicly traded
☐ By delivery of already-owned shares if the shares are publicly traded
☐ Subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

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Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement (including the Appendix) and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement (including the Appendix) may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement (including the Appendix), and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of, if applicable, (i) equity awards previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment agreement, severance agreement, offer letter or other written agreement entered into between the Company and Participant specifying the terms that should govern this specific option. By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Mirum Pharmaceuticals, Inc.		Optionholder:
By:
	Signature	Signature
Title:		Date:
Date:

Attachments: Option Agreement (including the Appendix), 2020 Inducement Plan and Notice of Exercise

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ATTACHMENT I

MIRUM PHARMACEUTICALS, INC.

OPTION AGREEMENT – INTERNATIONAL

(2020 INDUCEMENT PLAN)

(NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement including any special terms and conditions for your country set forth in the appendix attached hereto (the “Appendix”), Mirum Pharmaceuticals, Inc. (the “Company”) has granted you an option under its 2020 Inducement Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). The option is granted in compliance with Nasdaq Marketplace Rule 5635(c)(4) as a material inducement to you entering into employment with the Company. If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.
VESTING. Subject to the provisions contained herein, your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.
2.
NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.
3.
METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:
(a)
Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.
(b)
Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may

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not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
(c)
Subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax and/or social security withholding obligations.
4.
WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.
5.
SECURITIES LAW COMPLIANCE. In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).
6.
TERM. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:
(a)
immediately upon the termination of your Continuous Service for Cause;
(b)
three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 6(d) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above regarding “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, if during any part of such three (3) month period, the sale of any Common Stock received upon exercise of your option would violate the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of your option would not be in violation of the Company’s insider trading policy. ;
(c)
twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 6(d)) below;
(d)
eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;
(e)
the Expiration Date indicated in your Grant Notice; or

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(f)
the day before the tenth (10th) anniversary of the Date of Grant.
7.
EXERCISE.
(a)
You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes and/or social security to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.
(b)
By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax and/or social security withholding obligation of the Company or any Affiliate arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.
8.
TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.
9.
OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate. By accepting your option you acknowledge, understand and agree that:
(a)
the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;
(b)
the grant of your option is voluntary and occasional and does not create any contractual or other right to receive future grants of options (whether on the same or different terms), or benefits in lieu of options, even if options have been granted in the past;
(c)
your option and any shares of Common Stock acquired under the Plan on exercise of your option, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(d)
the future value of the shares of Common Stock underlying the option is unknown, indeterminable, and cannot be predicted with certainty;
(e)
neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of your

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option or of any amounts due to you pursuant to the exercise of your option or the subsequent sale of any shares of Common Stock received;
(f)
for purposes of the option, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Option Agreement or determined by the Company, (i) your right to vest in the option under the Plan, if any, and (ii) the period (if any) during which you may exercise the option after such termination of Continuous Service will terminate as of such date and in each instance will not be extended by any notice period or any period of "garden leave" or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and the Plan Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the option (including whether you may still be considered to be providing services while on a leave of absence); and
(g)
no claim or entitlement to compensation or damages shall arise from forfeiture of this option resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any), and in consideration of the grant of this option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim.
10.
WITHHOLDING OBLIGATIONS.
(a)
At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax and/or social security withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.
(b)
Upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the maximum amount of tax and/or social security required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

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(c)
You may not exercise your option unless the tax and/or social security withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.
11.
TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax and/or social security liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax or social security liabilities arising from your option or your other compensation.
12.
NOTICES. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the national mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.
GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control. In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.
14.
OTHER DOCUMENTS. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.
15.
EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of this option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
16.
VOTING RIGHTS. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

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17.
SEVERABILITY. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
18.
MISCELLANEOUS.
(a)
The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)
You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.
(c)
You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.
(d)
This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)
All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
19.
DATA PRIVACY.
(a)
You explicitly and unambiguously acknowledge and consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company, its Affiliates and your employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the US, and that the recipient country may have different data privacy laws providing less protections of your personal data than your country. You may request a list with the names and addresses of any potential recipients of the Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”). You acknowledge that the recipients may receive, possess, process, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon the exercise of your option. You understand that Data will be held only as long as is

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necessary to implement, administer and manage your participation in the Plan. You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing.
(b)
For the purposes of operating the Plan in the European Union, Switzerland and the United Kingdom, the Company will collect and process information relating to you in accordance with the privacy notice from time to time in force.
20.
LANGUAGE. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Option Agreement. If you have received this Option Agreement, or any other document related to this Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.
INSIDER TRADING/MARKET ABUSE. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell the shares of Common Stock or rights to the shares of Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.
22.
FOREIGN ASSET/ACCOUNT, EXCHANGE CONTROL AND TAX REPORTING. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Common Stock) derived from your participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws in your country may require that you report such accounts, assets and balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations and you are encouraged to consult with your personal legal advisor for any details.
23.
IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.
CHOICE OF LAW. The interpretation, performance and enforcement of this Option Agreement shall be governed by the laws of the State of Delaware without regard to that state’s conflicts of laws rules.
25.
APPENDIX. Notwithstanding any provisions in this Option Agreement, your Option shall be subject to the special terms and conditions for your country set forth in the Appendix attached hereto.

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Moreover, if you relocate to one of the countries included therein, the terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Option Agreement.

*	*	*

This Option Agreement (including the Appendix) will be deemed to be signed by you upon the signing by you of the Stock Option Grant Notice to which it is attached.

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Appendix

This Appendix includes special terms and conditions that govern the Option granted to you under the Plan if you reside and/or work in any country listed below.

The information contained herein is general in nature and may not apply to your particular situation, and you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer employment and/or residency to another country after the date of grant, are a consultant, change employment status to a consultant position, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to you. References to your employer shall include any entity that engages your services.

DENMARK

Stock Option Act. You acknowledge that you received the Employer Statement in Danish which sets forth additional terms of the option to the extent the Danish Stock Options Act applies.

Foreign Asset / Account Reporting Notification. If you establish an account holding cash or shares of Common Stock outside Denmark, you must report the account to the Danish Tax Administration.

FRANCE

Language Consent. The parties to the Option Agreement acknowledge that it is their express wish that the Option Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée

Les parties reconnaissent avoir exigé que cette convention («Agreement») soit rédigée en anglais, ainsi que tous les documents, avis et procédures judiciaires, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente.

Term. Section 6(a) of the Option Agreement is deleted and replaced with the following:

6. TERM. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. Except as set forth in your Grant Notice and as set forth below under (a) to (e), the term of your option expires, subject to the provisions of Section 5(h) of the Plan, immediately upon the termination of your Continuous Service.

By exception, the term of your option expires upon the earliest of the following:

(a)
three months after the termination of your Continuous Service in case of retirement or redundancy for economic reasons (except as otherwise provided in Section 6(d) below); provided, however, that if during any part of such three month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three months after the termination of your Continuous Service; provided further, if during any part of such three (3) month period, the sale of any Common Stock received upon exercise of your option would violate

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the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of your option would not be in violation of the Company’s insider trading policy;
(b)
12 months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 6(d)) below;
(c)
18 months after your death if you die either during your Continuous Service or during the three month period referred to at Section 6(a) above;
(d)
the Expiration Date indicated in your Grant Notice; or
(e)
the day before the 10th anniversary of the Date of Grant.

Tax Reporting. The gain realized on the exercise of the options will be subject to income tax and reporting obligations: as a standard salary income, the exercise gain will be subject to social security contributions and income tax withholding by your employer (if any). Any income tax withheld by your employer is not final. Your final income tax will be assessed based on the annual income tax return you will file the year following the exercise of your options.

The gain realized upon the sale of the shares of Common Stock – if any - will also be subject to income tax and reporting obligation: you will be responsible for reporting the capital gain, if any, realized upon the sale of the shares, on the annual income tax return you will file the year following the sale of your shares. You will be liable to pay the corresponding tax to the French tax authorities.

Foreign Asset/Account Reporting Information. If you are a French resident and maintain a foreign bank account, you must report such account to the French tax authorities when filing your annual tax return. Failure to comply with this requirement could trigger significant penalties and you should consult with your personal advisor to ensure proper compliance with applicable reporting requirements in France.

Exchange Control Information. Cross-border payments towards or from another EU member in excess of €10,000 must be reported to the French Custom Authorities. However, this reporting obligation does not apply to wire transfers made via banks or financial institutions. So, given that the Plan is established by a US company and that, in any case, all money transfers will be made through banks or financial institutions, this reporting obligation should not apply here.

GERMANY

Term. Section 6(a) of the Option Agreement is deleted and replaced with the following:

6. TERM. You may not exercise your Option before the commencement of its term or after its term expires. The term of your Option commences on the Date of Grant and expires upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause; this does not apply in case termination of your Continuous Service does not comply with the principle of good faith. In such case, the provisions set forth under the remainder of this Section 6 shall apply.

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Securities Disclaimer. The participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Germany.

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In the event that you make or receive a payment in excess of this amount, you are required to report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).

Tax Reporting. You must report and pay any capital gains tax liability that arises in connection with the sale of shares acquired under the Plan. In general the statutory deadline of filing annual income tax returns for taxpayers is 31 July of the calendar year following the respective fiscal year. Payment periods of due tax amounts are determined in view of the competent tax office. You should consult with your personal tax advisor to ensure that you are properly complying with applicable reporting requirements in Germany.

ITALY

Stock Option Exercises. Due to regulatory requirements, notwithstanding Section 3 of the Option Agreement, you will be required to exercise the option using a cashless sell-all exercise method, pursuant to which all shares of Common Stock subject to the exercised option will be sold immediately upon exercise and the proceeds of sale, less the exercise price, any federal, state, local and foreign tax and/or social security withholding obligations of the Company or an Affiliate and broker’s fees or commissions, will be remitted to you in cash in accordance with any applicable exchange control laws and regulations. You will not be permitted to hold shares after exercise. The Company reserves the right to provide additional methods of exercise depending on the development of local laws.

Plan Acknowledgement. You acknowledge that you have read and specifically and expressly approve the following sections of the Option Agreement: (9) Nature of Grant; (10) Withholding Obligations; (11) Tax Consequences; (19) Data Privacy; (20) Language; (23) Imposition of Other Requirements; and (24) Choice of Law; and the Italy country-specific terms and conditions of this Appendix.

Foreign Asset/Account Reporting Information. If you are an Italian resident and, during any fiscal year, hold investments or financial assets outside of Italy (e.g., cash, shares of Common Stock) which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset even if you do not directly hold the investment or asset), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if you are not required to file a tax return).

Foreign Financial Assets Tax. The fair market value of any shares of Common Stock held outside of Italy is subject to a foreign assets tax. Financial assets include shares of Common Stock acquired under the Plan. The taxable amount will be the fair market value of the financial assets assessed at the end of the calendar year. You should consult with your personal tax advisor about the foreign financial assets tax.

NETHERLANDS

Prohibition Against Insider Trading. You should be aware of the European insider trading rules, which may affect the sale of shares of Common Stock acquired under the Plan. In particular, you may be prohibited from effecting certain share transactions if you have insider information regarding the Company. If it is uncertain whether the insider rules apply, the Company recommends that you consult with a legal advisor.

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The Company cannot be held liable if you violate the insider trading rules applicable in the Netherlands. You are responsible for ensuring your compliance with these rules.

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Under Article 14 of the Market Abuse Regulation ((EU) Regulation 596/2014), anyone who has “inside information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the price of the securities, regardless of the development of the price. The insider could be any employee of the Company or an Affiliate in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain participants may have inside information and thus are prohibited from making a transaction in securities in the Netherlands at a time when they have such inside information. By entering into this Option Agreement and participating in the Plan, you acknowledge having read and understood the notification above and acknowledge that it is your responsibility to comply with the Dutch insider trading rules, as discussed herein.

Securities Disclaimer. The grant of the Option is exempt or excluded from the requirement to publish a prospectus under the Prospectus Regulation ((EU) Regulation 2017/1129). The Options are not transferable and are not deemed to qualify as an offering of securities in the Netherlands within the meaning of the Prospectus Regulation. To the extent that a supervisory body would qualify the offering of Awards or its underlying securities as an offering of securities within the meaning of the Prospectus Regulation, such offering will only be made in reliance on Article 1(4) of the Prospectus Regulation provided that no such offering of securities shall require Mirum Pharmaceuticals, Inc. to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.

SPAIN

Nature of Grant. The following provision supplements Section 9 of the Option Agreement:

In accepting the option, you consent to participate in the Plan and acknowledge that the Plan was made available to you and that you read a copy of the Plan and you consent to the terms and conditions of the Agreement and acknowledge having received and read a copy of the Option Agreement.

You understand and agree that, as a condition of the option grant, your termination of employment for any reason (including for the reasons listed below) will automatically result in the forfeiture of the option and loss of the shares of Common Stock that may have been granted to you and that have not vested as of the date of your termination of employment.

In particular, you understand and agree that the option will be forfeited without entitlement to the underlying shares of Common Stock or to any amount as indemnification in the event of your termination of employment prior to vesting by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, adjudged or recognized to be with or without good cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Company, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, you understand that the Company has unilaterally, gratuitously and discretionally decided to grant the options under the Plan to employees of the Company. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise

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bind the Company on an ongoing basis. Consequently, you understand that the option is granted on the assumption and condition that the option and the shares of Common Stock underlying the option shall not become a part of any employment or service contract with the option and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that the option would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any option granted to you shall be null and void.

Securities Law Information. The option described in the Option Agreement does not qualify as a security under Spanish regulations. No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory. The Option Agreement and any other documents evidencing the option have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and none of these documents constitutes a public offering prospectus.

Exchange Control Information. The acquisition, ownership and sale of shares of Common Stock under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. You also must declare ownership of any shares of Common Stock as of December 31 of the prior year with the Directorate of Foreign Transactions each January. In addition, if the acquisition or sale of any shares of Common Stock exceeds certain thresholds, it must be declared to the DGCI within 1 month after the sale.

When receiving foreign currency payments derived from the ownership of shares of Common Stock (i.e., sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made if the payment exceeds €50,000. You will need to provide the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

In addition, you may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any shares of Common Stock acquired under the Plan) and any transactions with non-Spanish residents (including any payments of shares of Common Stock made to you by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.

SWITZERLAND

Sole Contact and Contractual Partner Information. You acknowledge that the option, this Option Agreement including the Appendix and, the Annexes and your participation in the Plan do not create any claims against the employer, either directly or indirectly. Your sole contract and sole contractual partner regarding the Plan and the option is the Company and the option does not form part of your contractual compensation.

Continuous Service. Notwithstanding anything else in the Plan or the Option Agreement, the Continuous Service will be deemed to end on the date when a termination notice is issued, regardless of whether the cessation of the employment was lawful, and shall not include any period notice of termination of

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employment or any period of salary continuance or deemed employment. As a result, if you receive notice of termination your Continuous Service will end on the date you receive such notice.

Securities Law Information. The option grant is not intended to be publicly offered in or from Switzerland. Because it is considered a private offering, it is not subject to securities registration in Switzerland. Neither this document nor any other materials relating to the option (i) constitutes a prospectus as such term is understood pursuant to article 35 of the Swiss Federal Act on Financial Services (FinSa)), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland or (iii) has been or will be filed with, approved or supervised by any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

Grant of the Option. The option is a voluntary gratuity (Gratifikation; gratification) within the meaning of Article 322d Swiss Code of Obligations (CO) as determined at the Company's sole discretion which you have no entitlement to and which does not constitute an entitlement for a grant of further options or other equities in the future.

Vesting. You acknowledge and confirm that the option grant is fully discretionary and that before any option has vested you shall not have any right in regard to such option.

Disability. For the avoidance of any doubt, “Disability” shall include, but not be limited to, any permanent disability as per the social security laws of Switzerland.

Social Security and Tax. You herewith directly authorize your employer to make all (if any) applicable social security, insurance and tax deductions resulting from the grant and/or vesting of the option or the sale of shares of Common Stock from any compensation owed to you by your employer, subject to any statutory limitations. If your compensation shall not be sufficient to cover such social security, insurance and tax liabilities, you will indemnify the employer upon first demand.

Cause. “Cause” shall include, but not be limited to, all reasons entitling to a summary dismissal pursuant to article 337 of the Swiss Code of Obligations (CO) and all justified reasons pursuant to article 340c para. 2 CO, without limiting the definition of Cause as outlined in the Option Agreement.

Language Acknowledgement. You confirm having read and understood the documents relating to the Plan, including the Option Agreement, with all terms and conditions included therein, which were provided in the English language only. You confirm that you have sufficient language capabilities to understand these terms and conditions in full.

Sie bestätigen, dass Sie den Plan sowie die dazugehörigen Dokumente, inklusive der Vereinbarung, mit all den darin enthaltenen Bedingungen und Voraussetzungen, welche in englischer Sprache verfasst sind, gelesen und verstanden haben. Sie bestätigen, dass Ihre Sprachkenntnisse genügend sind, um die Bedingungen und Voraussetzungen zu verstehen.

Vous confirmez que vous avez lu et compris les documents relatifs au plan, y compris la convention d'attribution, avec toutes les conditions qui y sont incluses, qui ont été fournies en langue anglaise uniquement. Vous confirmez que vous avez des capacités linguistiques suffisantes pour comprendre ces termes et conditions dans leur intégralité.

No Right against Employer. You expressly acknowledge that you shall not have any right or claim under this option grant or the Option Agreement against your employer. You expressly acknowledge and agree that you may only have any right and claim against the Company under this option grant and the Option Agreement.

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Governing Law and Jurisdiction. You expressly acknowledge and agree to the Choice of Law clause in the Plan and the Option Agreement and accept that Swiss law does not apply and that Swiss courts do not have any jurisdiction in regard to any claims under the Plan or the Option Agreement.

UNITED KINGDOM

Option Not a Service Contract. The following supplements Section 9 of the Option Agreement:

You waive all rights to compensation or damages in consequence of the termination of your office or employment with the Company or any Affiliate for any reason whatsoever (whether lawful or unlawful and including, without prejudice to the foregoing, in circumstances giving rise to a claim for wrongful dismissal) in so far as those rights arise or may arise from you ceasing to hold or being able to vest your Option, or from the loss or diminution in value of any rights or entitlements in connection with the Plan.

Withholding Obligations. The following supplements Section 10 of the Option Agreement:

As a condition of the vesting of your Option, you unconditionally and irrevocably agree:

(i)
to place the Company in funds and indemnify the Company in respect of (1) all liability to UK income tax which the Company is liable to account for on your behalf directly to HM Revenue & Customs; (2) all liability to national insurance contributions which the Company is liable to account for on your behalf to HM Revenue & Customs (including, to the extent permitted by law, secondary class 1 (employer’s) national insurance contributions for which you are liable and hereby agree to bear); and (3) all liability to national insurance contributions for which the Company is liable and which are formally transferred to you, which arises as a consequence of or in connection with the exercise of your Option (the “UK Tax Liability”); or
(ii)
to permit the Company to sell at the best price which it can reasonably obtain such number of shares of Common Stock allocated or allotted to you following exercise as will provide the Company with an amount equal to the UK Tax Liability; and to permit the Company to withhold an amount not exceeding the UK Tax Liability from any payment made to you (including, but not limited to salary); and
(iii)
if so required by the Company, and, to the extent permitted by law, to enter into a joint election or other arrangements under which the liability for all or part of such employer’s national insurance contributions liability is transferred to you; and
(iv)
if so required by the Company, to enter into a joint election within Section 431 of (UK) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Section 423 and 424 of ITEPA); and
(v)
to sign, promptly, all documents required by the Company to effect the terms of this provision, and references in this provision to “the Company” shall, if applicable, be construed as also referring to any Affiliate.

Clawback/Recovery. By executing the Option Agreement, you expressly consent in writing to the application of the right of recoupment to your option in accordance with the terms of Section 8(k) of the Plan and Section 13 of the Option Agreement.

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Attachment II

2020 Inducement Plan

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Attachment III

Notice of Exercise

Mirum Pharmaceuticals, Inc.

Date of Exercise:

This constitutes notice to Mirum Pharmaceuticals, Inc. (the “Company”) under my stock option that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) for the price set forth below.

Type of option:	Nonstatutory
Stock option dated:
Number of Shares as to which option is exercised:
Certificates to be issued in name of:
Total exercise price:	US$
Cash payment delivered herewith:	US$
[Value of ________ Shares delivered herewith[1]:	US$
[Value of ________ Shares pursuant to net exercise[2]:	US$
[Regulation T Program (cashless exercise3):	US$

1 Shares must meet the public trading requirements set forth in the option. Shares must be valued in accordance with the terms of the option being exercised, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.

2 The Company must have established net exercise procedures at the time of exercise, in order to utilize this payment method.

3 Shares must meet the public trading requirements set forth in the option.

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By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Mirum Pharmaceuticals, Inc. 2020 Inducement Plan, Stock Option Grant Notice, Option Agreement and the Appendix thereto and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

Very truly yours,

2

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